EXHIBIT 10.49

AMENDMENT TO AGREEMENT FOR EXECUTIVE SERVICES

This AMENDMENT TO AGREEMENT FOR EXECUTIVE SERVICES (this “Amendment”) is entered into this 20th day of January 2003, and effective as of February 1, 2003, by and between Sagent Technology, Inc. and Andre M. Boisvert with respect to that certain Agreement For Executive Services between the parties dated September 1, 2002 (the “Agreement”).

1.    Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2.    The parties agree to extend the Services Term from July 31, 2003 to July 31, 2004.

3.    The Company agrees to change the Termination Payment from $240,000 USD to $480,000 USD.

4.    The Company agrees that the Executive will be entitled to a $350,000 USD retention bonus payable on the earlier of a) termination of Executive’s employment without cause or, b) change in control, or c) July 31, 2004.

5.    The Company agrees to guarantee Executive 160 hours per month for an aggregate of $40,000 a month in base compensation.

IN WITNESS WHEREOF, for and in consideration of the premises and of the promises exchanged herein, the sufficiency of which is hereby acknowledged, the parties have executed this Amendment as of the date first set forth above. This Amendment was ratified during a telephonic board meeting which was held on January 16, 2002 at 4:00 pm PST.

SAGENT TECHNOLOGY, INC. Board of Directors /s/ Ali Jenab Ali Jenab /s/ John Zicker John Zicker /s/ Irv Lichtenwald Irv Lichtenwald /s/ Steve Springsteel Steve Springsteel	EXECUTIVE /s/ Andre M. Boisvert Andre M. Boisvert ON BEHALF OF SAGENT TECHNOLOGY, INC. /s/ Patty Szoka Patty Szoka, Chief Accounting Officer